Rule 424(b)(2)
                                                     Registration No. 333-60474


PRICING SUPPLEMENT NO. 98 dated November 18, 2003
to Prospectus Supplement dated June 14, 2001
and Prospectus dated June 14, 2001

                          LEHMAN BROTHERS HOLDINGS INC.
                           Medium-Term Notes, Series G
                 Due Nine Months or More From the Date of Issue

CUSIP No.:                                     52517PVM0

ISIN:                                          US52517PVM03

Specified Currency:                            US Dollars

Principal Amount:                              US$500,000,000.00

                                        Total                      Per Note

Issue Price:                            US$499,665,000.00          99.933%
Agents' Commission:                     US$  2,125,000.00           0.425%
                                        -------------------       -----------
Proceeds to Lehman Brothers Holdings:   US$497,540,000.00          99.508%

Agents:                                        Lehman Brothers
                                               ABN AMRO Incorporated
                                               Banc One Capital Markets, Inc.
                                               BNP Paribas
                                               CDC Ixis Capital Markets
                                               Citigroup
                                               Danske Markets
                                               HSBC
                                               Mellon Financial Markets, LLC
                                               The Royal Bank of Scotland


Agent's Capacity:             [    ]  As agent                 [X]  As principal

[    ] The Notes are being offered at varying prices relating to prevailing market prices at the time of sale.

[X ] The Notes are being offered at a fixed initial public offering price equal to the Issue Price.

Trade Date:                                    November 18, 2003

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Original Issue Date:                          November 21, 2003

Stated Maturity Date:                         November 30, 2010

Amortizing Note:                              [    ]  Yes             [X ]  No

Amortization Schedule:                        Not Applicable

Fixed Rate Note                               Interest Rate per Annum:4.375%

Interest Payment Dates:                       Each May 30 and November 30,
                                               commencing on May 30, 2004

"Accrue to Pay":                              [   ]  Yes              [X]  No

Optional Redemption:                          The Note may not be redeemed prior
                                              to Stated Maturity at the option
                                              of Lehman Brothers Holdings.

Optional Repayment:                           The holder of the Note may not
                                              elect repayment of the Note by
                                              Lehman Brothers Holdings
                                              prior to Stated Maturity.

Extension of Maturity:                        Lehman Brothers Holdings may not
                                              extend the Stated Maturity Date
                                              of the Note.

Form of Note:                                 [X]  Book-entry only (global)
                                              [    ]  Certificated

Depository:                                  The Depository Trust Company

Authorized Denominations:                    $1,000 or any larger whole multiple

Issuer Rating: Long-term senior unsecured debt of Lehman Brothers Holdings is currently rated A by Standard & Poor's, A1 by Moody's Investors Service and A+ by Fitch Ratings.


              CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

A summary of certain United States federal income tax consequences that will apply to holders of debt securities is set forth under "United States Federal Income Tax Consequences--Debt Securities" in the Prospectus. Holders should note that the backup withholding tax rate of 31% referenced in the Prospectus under "United States Federal Income Tax Consequences--Debt Securities--Information Reporting and Backup Withholding--United States Holders" has been reduced to 28% for payments made through 2010, after which time the rate will revert back to 31% absent Congressional action.
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



In addition, the sections below replace the summaries set forth in the Prospectus under "United States Federal Income Tax Consequences--Debt Securities--Consequences to Non-United States Holders--United States Federal Estate Tax" and "United States Federal Income Tax Consequences--Debt Securities--Information Reporting and Backup Withholding--Non-United States Holders."

Consequences to Non-United States Holders

   United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on debt securities beneficially owned by you at the time of your death provided that:

o any payment to you on the debt securities would be eligible for exemption from the 30% United States federal withholding tax under the rules described in the bullet points under "United States Federal Income Tax Consequences--Debt Securities--Consequences to Non-United States Holders--United States Federal Withholding Tax," without regard to the certification requirements of the fourth bullet point; and

o interest on those debt securities would not have been, if received at the time of your death, effectively connected with the conduct by you of a trade or business in the United States.

Information Reporting and Backup Withholding

   Non-United States Holders

If you are a non-United States holder of debt securities, we must report annually to the IRS and to you the amount of payments we make to you and the tax withheld with respect to such payments, regardless of whether withholding was required. Copies of the information returns reporting such payments and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will not be subject to backup withholding regarding payments we make to you provided that we do not have actual knowledge or reason to know that you are a United States person and we have received from you the statement described above in the fourth bullet point under "United States Federal Income Tax Consequences--Debt Securities--Consequences to Non-United States Holders--United States Federal Withholding Tax."

In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a debt security made within the United States or conducted through United States-related intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.
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


                                  UNDERWRITING

Subject to the terms of a Purchase Agreement, dated as of November 18, 2003, between Lehman Brothers Holdings and Lehman Brothers Inc. and the other agents set forth below (collectively, the "Agents"), Lehman Brothers Holdings has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                              Principal Amount
                  Agents                                      of the Notes


                  Lehman Brothers Inc.                        $432,500,000
                  ABN AMRO Incorporated                          7,500,000
                  Banc One Capital Markets, Inc.                 7,500,000
                  BNP Paribas Securities Corp.                   7,500,000
                  CDC Ixis Capital Markets                       7,500,000
                  Citigroup Global Markets Inc.                  7,500,000
                  Danske Markets                                 7,500,000
                  HSBC Securities (USA) Inc.                     7,500,000
                  Mellon   Financial Markets, LLC                7,500,000
                  The Royal Bank of Scotland plc                 7,500,000
                                                                 ------------
                           Total .........................    $500,000,000


Under the terms and conditions of the Purchase Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken. The Agents propose to offer the Notes initially at a public offering price equal to the Issue Price set forth above and to certain dealers at such price less a concession not in excess of 0.255% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of 0.125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

The Notes are a new issue of securities with no established trading market. Lehman Brothers Holdings has been advised by the Agents that they may make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

Lehman Brothers Holdings has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the Prospectus.

Certain of the underwriters of the Notes are affiliated with commercial banking institutions that may from time to time in the ordinary course of their business loan money to and have other customary banking relationships with Lehman Brothers Holdings and its affiliates.
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

Lehman Brothers Holdings will pay certain expenses, expected to be approximately $75,000, associated with the offer and sale of the Notes.

Certain of the Agents may make the securities available for distribution on the Internet through a proprietary website and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between such Agents and their customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from such Agents based on transactions that such Agents conduct through the system. Such Agents will make the securities available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Citigroup Global Markets Inc., one of the underwriters in this offering, is an affiliate of Citibank, N.A., the trustee under the senior indenture under which the Notes are being issued.

Certain of the Agents are not U.S. registered broker-dealers and accordingly will not effect any sales within the United States except in compliance with applicable U.S. laws and regulations, including the rules of the NASD.

Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and accompanying Prospectus.


Lehman Brothers Holdings Inc.


By:      /s/ Paolo Tonucci
Name:    Paolo Tonucci
Title:   Authorized Officer
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